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                                                                Exhibit 11.1
UNITED AUTO GROUP, INC.
Computation of Earnings Per Share


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

                                                           Years Ended December 31,
                                             ...................................................
                                              1994               1995              1996
                                             ...................................................

Net income (loss)                             ($1,691,000.00)   ($3,466,000.00)   $2,474,000.00
                                              ==============     =============    =============
Weighted average shares outstanding                3,296,000         4,905,000       10,284,000

Effect of options issued within one year
     of the IPO date not included in the
     above share amount based on the treasury
     stock method at the assumed IPO price           567,000           567,000          567,000
                                              --------------     -------------    -------------

Shares used in computing pro forma net
     income (loss) per common share                3,863,000         5,472,000       10,851,000
                                              --------------     -------------    -------------

Net income (loss) per common share                ($    0.44)       ($    0.63)      $     0.23
                                              ==============     =============    =============
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